Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,400 per share of preferred stock, representing property operations for the quarter ended June 30, 2008.  The dividend will be payable on August 20, 2008 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 90% leased as of June 30, 2008.  The Property’s largest tenant is KPMG LLP (“KPMG”), which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.  During the second quarter of 2008, KPMG commenced leasing an additional approximately 30,400 square feet of the Property’s rentable space pursuant to a lease that was entered into on January 30, 2008.  This additional space is included in KPMG’s total square footage amount.

KPMG has hired a broker, CB Richard Ellis, to review potential locations for its Chicago office for the next 15-20 years, including the Property.  Please be assured that management has been very proactive in presenting KPMG with various proposals designed to accommodate its long-term needs at the Property.

As you know, the Company currently owns the Property without any permanent mortgage financing.  If we are successful in extending KPMG’s lease beyond its current August 2012 expiration, management would consider obtaining a moderate level of permanent mortgage financing, assuming that such financing could be obtained in an amount and on terms considered favorable.  After making certain that future capital needs at the Property were adequately funded, a distribution to the holders of our preferred stock of their proportionate share of the permanent mortgage financing would be anticipated.

If we are not successful in extending KPMG’s lease beyond its current August 2012 expiration, management would likely forego its pursuit of the permanent mortgage financing until the KPMG space had been re-leased.  Lead times for big national organizations such as KPMG to move office space in major markets like Chicago are very long-term in nature.  As a result, management is likely to know this year or next, i.e., several years before the current lease expiration, what KPMG is planning to do.  We will continue to provide you with quarterly updates on our negotiations with KPMG.

During the second quarter, the Company filed a Form 10 with the Securities and Exchange Commission (“SEC”) to make itself effective as a public-reporting company.  This action was required by SEC regulations that state that any company that has in excess of 500 shareholders on the last day of its fiscal year must register and begin making required periodic filings.  The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  Beginning in 2009, the Company’s Annual report on Form 10-K will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company Name:  type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See also the "Risk Factors" set forth in Item 1A of our Registration Statement on Form 10, as amended, and as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.